EXHIBIT H 2

FORM OF AMENDMENT TO ADMINISTRATION AGREEMENT

          THIS AMENDMENT TO ADMINISTRATION AGREEMENT (the “Amendment”) is made and entered into as of December 16, 2010 by and between Artio Global Investment Funds (“Fund”), a Massachusetts business trust, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, a Massachusetts trust company (“Bank”).

WITNESSETH:

          WHEREAS, Fund and Bank are parties to that certain Amended and Restated Administration Agreement dated as of April 15, 2009, (the “Agreement”); and

          WHEREAS, Fund and Bank desire to amend and supplement the Agreement to include the Artio Local Emerging Markets Debt Fund on Appendix A.

          NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fund and Bank hereby agree that the Agreement is amended and supplemented as follows:

          1. Amendments. Appendix A to the Agreement is hereby amended, as attached hereto, to add the Artio Local Emerging Markets Debt Fund.

          2. Miscellaneous. Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

ARTIO GLOBAL INVESTMENT FUNDS	STVATE STREET BANK AND TRUST COMPANY

By:	By:

Name:	Name:

Title:	Title:

Appendix A

Portfolios

Artio International Equity Fund
Artio Total Return Bond Fund
Artio Global High Income Fund
Artio International Equity Fund II
Artio Local Emerging Markets Debt Fund
Artio U.S. Microcap Fund
Artio U.S. Small Cap Fund
Artio U.S. Midcap Fund
Artio U.S. Multicap Fund